Exhibit (h)(2)

1400 Merrill Lynch Drive

Pennington, NJ 08534

RE: SMITH BARNEY AND SALOMON BROTHERS SELECTED DEALER AGREEMENT

Ladies and Gentlemen:

You have invited Merrill Lynch, Pierce, Fenner & Smith Incorporated (“we”, “us” or “Merrill Lynch”) to become a selected dealer to distribute shares of the open-end investment companies (“mutual fund(s)”) listed on Schedule A hereto as amended from time to time in accordance with Paragraph 11(d) hereunder (collectively the “Funds” or, individually, the “Fund”) for which you are the principal underwriter (as such term is defined in the Investment Company Act of 1940 (the “1940 Act”)) on the following terms and intending to be legally bound:

1.	Fund Shares Purchases by Customers

(a) We agree that all transmissions of purchase orders for Fund shares will be made only to cover Fund share orders or other instructions received by us as agent for our customers or for our own bona fide investment.

(b) Our sale of Fund shares to our customers will be subject to minimum investment requirements and at the applicable public offering price described in the prospectus and statement of additional information of such Funds in effect on the date of the sale (the prospectus and statement of additional information as of any such sale date or of any applicable redemption or repurchase date being sometimes referred to together herein as the “then current prospectus”)

or as otherwise permitted by law; provided, however, that it is understood that we assume no responsibility or liability for the determination of the net asset value per share of a Fund or for any information provided by you to us that we rely on in determining such public offering price.

(c) We shall not withhold placing orders for Fund shares received from our customers so as to profit ourselves as a result of such withholding (e.g., by a change in the net asset value from that used in determining the public offering price for Fund shares to our customers).

(d) We understand that all orders are subject to acceptance or rejection by you or the Funds in the sole discretion of either, and that no conditional order will be accepted by the Funds on any basis other than a definite price. Purchase orders will be subject to the procedures set forth in Paragraph 4, and such other procedures as may be mutually agreed upon from time to time.

(e) Payment for Fund shares purchased shall be made on the settlement date specified in your confirmation by New York Clearing House funds through the Depository Trust & Clearing Corporation or, in limited circumstances, through such other means as mutually agreed by you and us. If such payment is not received by you, you reserve the right, without notice, either to promptly cancel the sale, or, at your option, to promptly sell the shares ordered back to such Fund, and in either case, you may hold us responsible for any direct loss suffered by you or by such Fund resulting from our failure to make payment as aforesaid.

2.	Selling Procedures; Sales Materials

(a) “Sales Materials,” as used herein, shall include, without limitation, promotional materials, sales literature, advertisements, press releases, announcements, circulars, research reports, market letters, performance reports or summaries, form letters, posters, signs and other similar materials, whether in print, hypertext, video, audio or other media, and any items derived from the foregoing, and including sales materials intended for wholesale use (i.e., broker/dealer use only) or retail use.

(b) You agree to supply to us at your expense current copies of the prospectus and statement of additional information (i.e., those contained in an effective registration statement), any supplements to the prospectus or statement of additional information, any shareholder materials, all periodic reports and proxy statements for each of the Funds and any other printed supplemental material in reasonable quantities (collectively, “Fulfillment Materials”). You further agree to provide us copies of such other SEC filings in reasonable quantities upon our request (collectively, “Additional Materials”). We agree to deliver copies of the Fulfillment Materials and/or Additional Materials to our customers in accordance with applicable law and the rules of the Securities and Exchange Commission (“SEC”). All Fulfillment Materials and Additional Materials shall be provided to us pursuant to the instructions set forth on Appendix 1.

(c) You agree to notify us in writing (as specified in Paragraph 11(c)) of any change to the then current prospectus or statement of additional information of each Fund, specifying such change, at least thirty (30) calendar days before such change becomes effective, provided that if such 30-day notice is not reasonably practicable, you may provide us with the required notice in the case of changes that would not have a material effect on our rights and obligations under this Agreement within such other period as is reasonable under the circumstances, but in any event not later than concurrently with such change. You further agree that to the extent you fail to provide such notice and we are unable to comply with such changes due to systems or other limitations, you shall indemnify us and hold us harmless against any and all losses, claims, damages, liabilities and expenses (including the reasonable cost of investigation and attorney’s fees and expenses incurred by us in any action or proceeding between the parties hereto or between us and any third party) to which we may become subject under the Securities Act of 1933 (the “Securities Act”), the 1940 Act, or otherwise, and the procedures set forth in Paragraph 9(b) hereof shall control. This Paragraph 2(c) shall survive the termination of this Selected Dealer Agreement (“Agreement”).

(d) We shall not make any representation, whether in Sales Materials or otherwise, concerning the Funds or their securities to our customers that is untrue or misleading, or omits a material fact necessary in order to make the representation made, in light of the circumstances in which it was made, not misleading.

(e) You agree not to distribute any Sales Materials (other than copies of the then current prospectus) to any of our employees or sales offices unless the distribution of such materials has been approved in writing by us in accordance with written procedures (as amended from time to time) provided by us to you. In approving such materials for distribution within our offices or through our sales offices to customers, we assume no responsibility or liability for the representations or any omissions contained in any Sales Materials nor for representations or any omissions contained in the prospectus or statement of additional information relating to the Fund.

(f) With respect to Funds offering multiple classes of shares subject to differing sales charges and/or distribution fees, we have established compliance procedures designed to ensure that our customers are aware of the available methods of mutual fund distribution financing and to provide adequate supervision of share class recommendations.

3.	Redemption/Repurchase/Transfer of Fund Shares and Exchanges

(a) If our customers place orders with respect to Fund shares for redemption by the Fund or repurchase by you, we agree to transmit such orders at not less than the applicable redemption price (i.e., the currently quoted net asset value minus any applicable sales charges or redemption fees) determined as set forth in the then current prospectus of the Fund or as otherwise permitted by law; provided, however, that it is understood that we assume no responsibility or liability for the determination of the net asset value per share of a Fund or for any information provided by you to us that we rely on in determining such redemption price.

(b) We will not withhold placing redemption or repurchase orders for Fund shares received from our customers so as to profit ourselves as a result of such withholding (e.g., by a change in the net asset value from that used in determining the public offering price for Fund shares to our customers).

(c) Redemption and repurchase orders will be subject to the procedures set forth in Paragraph 4, and such other procedures as may be mutually agreed upon from time to time, provided that any order placed by us regarding the redemption or repurchase of Fund shares is subject to timely receipt by you or the Fund’s transfer agent of all required documents.

(d) Where Fund shares are held in the name of our customer directly at the Fund’s transfer agent, with us listed as the broker-dealer of record, and our customer requests that such shares be transferred to the name of Merrill Lynch, Pierce, Fenner & Smith Incorporated or an affiliate thereof as nominee, you undertake to provide to us as soon as is practicable, but no more than ten (10) business days from your receipt of a transfer request on behalf of our customer, the account history in connection with processing such a transfer request. If the account history is received more than ten (10) business days from the date of our transfer request, you acknowledge that you will be deemed to have certified that the transferred assets were transferred free from any applicable holding periods and future liabilities, including, but not limited to, redemption fees or any contingent deferred sales charges, and you agree to indemnify us and hold us harmless against any and all losses, claims, damages, liabilities and expenses (including the reasonable cost of investigation and attorney’s fees and expenses incurred by us in any action or proceeding between the parties hereto or between us and any third party) to which we may become subject under the Securities Act, the 1940 Act, or otherwise as a result of your failure to provide such account history on a timely basis, and the procedures set forth in Paragraph 9(b) hereof shall control. This Paragraph 3(d) shall survive the termination of this Agreement.

(e) Exchanges of shares between Funds or classes of Funds will be effected in the manner and subject to the restrictions and charges described in the then current prospectuses of the relevant Funds or as otherwise permitted by law. The handling of exchanges will be further subject to such other procedures as may be mutually agreed upon from time to time.

4.	Transaction Processing

(a) We will date and record the time at which any order is received from our customers. We will make such records available for inspection by (i) any governmental or regulatory agency, as required by law; and (ii) you or the Funds upon reasonable notice and during normal business hours.

(b) On any day that the New York Stock Exchange is open for regular business (each a “business day”) we shall be entitled to accept orders from our customers for the purchase, redemption and/or exchange of shares of the Funds, and, subject to the following, you shall be obligated to receive such orders. With respect to each Fund, only orders that are received by us on a business day prior to the Pricing Time will be processed and transmitted for clearance and settlement using the net asset value of the shares of the Fund on that business day. Any orders received by us after the Pricing Time will be processed and transmitted for clearance and settlement using net asset value of the shares of the Fund on the next business day. The “Pricing Time” shall mean the time that the net asset value/price of the shares of a Fund is stated to be determined in the then current prospectus of the Fund.

(c) We represent that our policies and procedures are reasonably designed to ensure compliance with this Paragraph 4.

5.	Net Asset Value Errors

You shall notify us promptly whenever an error is made in the calculation of any Fund’s net asset value per share and indemnify us and hold us harmless against any and all losses, claims, damages, liabilities or expenses (including, but not limited to, any losses suffered by our customers and any additional costs and expenses related to the net asset value correction, such as research costs, expenses related to developing computer software specifically for the correction, processing overtime and notices to customers) to which we may become subject insofar as any such loss, claim, damage, liability or expense arises out of or is based on any such error or alleged error made in the calculating any Fund’s net asset value per share. Payment shall be made by you promptly upon receipt of an invoice from us stating the costs of the price correction and the expenses related thereto.

6.	Compensation

(a) We understand that you will compensate us in connection with purchases made for our customers, and then only where (i) an order for the purchase of securities is obtained by a registered representative in the employ of Merrill Lynch & Co., Inc.
(“ML & Co.”) or a direct or indirect subsidiary or other affiliate thereof and remitted to you promptly by us; (ii) a subsequent investment is made to an account established by a registered representative of ML & Co, or other affiliate thereof; (iii) a subsequent investment is made to an account established by a broker-dealer other than us and is accompanied by a signed request from the account shareholder that a registered representative in the employ of ML & Co. or a direct or indirect subsidiary or other affiliate thereof receive the compensation for that investment and/or for subsequent investment made in such account; or (iv) shares of a Fund are held by a customer of ours directly at the Fund’s transfer agent where we are listed as the broker-dealer of record.

(b) We understand that the applicable sales charge (whether assessed on a front-end or deferred basis) and the dealer concession payable to us for the sale of each class of shares of each Fund will be in an amount as set forth in the then current prospectus or statement of additional information of the Fund or, in the alternative, as set forth in Schedule B.

(c) We understand that in accordance with Paragraph 6(b), shares may be purchased by our customers pursuant to a right of accumulation, a letter of intent (in cases were we are listed as the broker-dealer of record and not the record owner thereof), or other circumstance permitting a reduction or waiver of any applicable sales charge or dealer concession; however, if our customer fails to fulfill a letter of intent, you will pay us the amount required to reflect the appropriate concession based on actual purchases made by the customer. We agree to advise you of any available right of accumulation in accordance with applicable procedures.

(d) In the case of any sale of shares of a Fund for which a front-end sales charge is waived because of the size of the purchase, you agree to pay to us a “finder’s fee” in such amount as set forth in the then current prospectus or statement of additional information of the Fund or as agreed upon by us in Schedule B. Such fee shall be payable on the date of settlement of any such sale of shares of each Fund; provided, however, that in an event the amount of the fee is subject to incremental changes based upon the dollar amount of the aggregate sales, you shall use your best efforts to pay such finder’s fee as soon as possible but in no event later than two (2) weeks after the date of settlement of such sale.

(e) Certain of the Funds have made or may in the future make arrangements to make payments (i) in connection with the distribution of Fund shares, and/or (ii) for the provision of shareholder services or other services to Fund shareholders, including the adoption of a plan (“Plan”) pursuant to Rule 12b-l under the 1940 Act. In connection with the sale of a Fund’s shares or servicing of the accounts of our customers where Merrill Lynch is the record owner or listed as the broker-dealer of record, you shall pay us a fee with respect to Funds that have made such arrangements upon the terms and conditions as set forth in the then current prospectus of such Fund or, in the alternative, as set forth in Schedule C hereto.

(f) In addition to the fees discussed above and notwithstanding any termination of a Plan as described in Paragraph (e), you shall pay or cause to be paid to us a fee as set forth in Schedule D hereto in exchange for which we will provide the services listed in Schedule D. You represent and warrant that the fee payable pursuant to Schedule D will be paid in cash from your assets or those of your affiliates and not from the assets of the Funds. You covenant for yourself and your affiliates that no portfolio securities transactions of the Funds, or commissions in connection therewith, shall be directed to Merrill Lynch by the Funds or by you or any of your affiliates in connection with any fees payable pursuant to Schedule D. Paragraphs (a) through (f) above shall survive the termination of this Selected Dealer Agreement (this “Agreement”).

7.	NASD Membership

(a) You and we are registered and/or licensed as a broker and/or dealer under the federal and applicable state laws. You and we represent and warrant to each other that you and we are each members of the National Association of Securities Dealers, Inc. (the “NASD”).

(b) Each of us agrees to notify the other immediately if we cease to be registered or licensed as a broker or dealer or fail to be a member in good standing of the NASD.

(c) You and we agree to abide by the rules and regulations of the NASD, including, without limitation, Rule 2830 of the NASD Conduct Rules.

8.	Compliance with Regulatory Requirements and Merrill Lynch Policy

You represent, warrant and/or covenant to us the following:

(a) Each Fund is registered and has filed a registration statement (a “Registration Statement”) relating to its shares under the Securities Act on Form N-1A with the SEC. The Registration Statement (including the prospectus and the statement of additional information) conforms in all respects to the requirements of the Securities Act and the 1940 Act and the rules thereunder.

(b) To the extent required by law, each Fund is registered and its shares are qualified for sale in all states and other jurisdictions in the United States unless we are notified in writing to the contrary. We may rely solely on such representation in offering or selling Fund shares, but you assume no responsibility or obligation as to our right as a broker-dealer to offer or sell Fund shares in any state or jurisdiction.

(c) The then current prospectus for each of the Funds contains such disclosure with respect to fees paid and charges imposed in connection with the sale of the Fund shares as is necessary to comply with all laws, rules and regulations, including, without limitation, disclosure of all compensation of the type described in Paragraph 6 hereof as required by Rule 2830(1) of the NASD Conduct Rules, as well as the nature and extent of the fee payable pursuant to Schedule D. Such fees and charges will be in compliance with the rules and regulations of the NASD, including, without limitation, Rule 2830 of the NASD Conduct Rules.

(d) Each investment adviser of each Fund is registered as an investment adviser under the Investment Advisers Act of 1940 and in any state where registration is required, and each of you, each investment adviser, the Funds and each of such persons’ respective affiliates will comply with all applicable laws, rules and regulations.

(e) The Registration Statement and any Sales Materials relating to the Fund provided by you to us do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

(f) All Sales Materials will comply in all material respects with the rules and regulations of the SEC, the NASD and any states having such rules and regulations as well as the written policies of Merrill Lynch (which you hereby acknowledge receipt of), and will be filed with (i) the NASD or SEC as required by the rules and regulations of the NASD and the SEC and (ii) the relevant states as required by the laws, rules and regulations of such states.

(g) Each Fund has implemented policies and procedures required by Rule 12b-l(h)(2)(ii) and has determined that the criteria used to select broker-dealers that both execute Fund portfolio transactions and promote or sell Fund shares is reasonable.

(h) You have reviewed and will adhere to, and cause your affiliates to adhere to, the policies outlined in the Merrill Lynch Cash and Non-Cash Compensation and Reimbursement Policies (the “Policies”), a copy of which hereby acknowledge receipt of; and you and/or your affiliates have implemented policies and procedures to ensure that your and your affiliates’ employees adhere to such Policies.

(i) The foregoing representations, warranties and covenants will be true and correct at all times during the term of this Agreement (with references to the Registration Statement being deemed to refer to the Registration Statement in effect at the time such reference is made and to the then current prospectus of the Fund).

9.	Indemnification

(a) You agree to indemnify us (for the purposes of this Paragraph 9, “us” and “we” shall mean Merrill Lynch, the officers, directors and employees of Merrill Lynch, and any person who is or may be deemed to be a controlling person of Merrill Lynch) and hold us harmless against any and all losses, claims, damages, liabilities and expenses (including the reasonable costs of investigation and attorney’s fees and expenses as such expenses are incurred by us in any action or proceeding between the parties hereto or between us and any third party) to which we may become subject under the Securities Act, the 1940 Act, or otherwise, insofar as any such loss, claim, damage, liability or expense (or actions with respect thereto) arises out of or is based on any untrue statement of a material fact or alleged untrue statement of a material fact contained in any Registration Statement of any Fund (including any prospectus or statement of additional information which is part of any such Registration Statement) or any amendment or supplement thereto or in any Sales Materials relating to a Fund provided to us by you (whether or not we have approved the use of such Sales Materials), arises out of or is based on the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or breach of this Agreement. This indemnity agreement will be in addition to any liability which you may otherwise have. No indemnity by you hereunder shall apply in respect of any prospectus, statement of additional information or Sales Materials relating to a Fund provided by you to us used at a time not authorized under the Securities Act or the regulations adopted thereunder, provided that you have informed us in writing that there is no such authorization.

(b) If we seek indemnity under this Paragraph 9 we shall, promptly after receipt of notice of commencement of any action, suit or proceeding against us, give written notice of the commencement of such action, suit or proceeding to you, but the omission so to notify you shall not relieve you from any such obligation you may otherwise have. In case such notice of any such action shall be so given, you shall be entitled to participate at your own expense in the defense, or, if you so elect, to assume the defense of such action, in which event such defense shall be conducted by counsel (satisfactory to us) chosen by you; provided, however, that you shall not have the right to assume the defense of any action in which the named parties (including any implied parties) include both you and us and in which counsel to either of us has advised that there may be legal defenses available to us which are different from or in addition to those available to you. If you do not elect to assume the defense of such action and in cases where separate counsel is retained because of the availability of different defenses, you will reimburse us for the reasonable fees and expenses of any counsel retained by us. Payment (other than the reimbursement of our legal and other related fees and expenses, which will be payable to us upon your receipt of our bill related thereto) shall be made upon any final determination of liability resulting from such claim or misstatement or omission by a court, panel of arbitrators, administrative agency or self-regulatory organization, or upon any settlement of any dispute, the subject of which involves such a claim. In any action in which you have elected to assume the defense, we shall bear the fees and expenses of any additional counsel we retain, unless either of us has retained separate counsel because there are legal defenses available to one of us which are different from or in addition to those available to the other of us, in which case you shall bear the fees and expenses of our counsel as well.

(c) This Paragraph 9 shall survive the termination of this Agreement.

10.	Termination

Either party hereto may terminate this Agreement upon thirty (30) calendar days’ prior written notice to the other.

11.	Miscellaneous

(a) We understand and agree that you are acting as agent for the Funds and not as principal in all transactions in respect of Fund shares between you and us hereunder. You understand and agree that we are not acting as your agent under this Agreement, that we are in no way responsible for the manner of your performance or for any of your acts or omissions in connection herewith, and that nothing shall constitute us and you as a syndicate, association, joint venture, partnership, unincorporated business, or other separate entity or otherwise partners with you.

(b) Each Fund reserves the right in its discretion, subject to applicable law and reasonable notice to us, to suspend sales or redemptions or to withdraw the offering of shares of the Fund.

(c) All communication shall be sent to us as provided on Appendix 1 and to you at the address you have provided at the end of this Agreement. Notice shall be deemed to have been given on the date it was either delivered personally to the other party or any officer or member thereof or was either received by express delivery or telecopy (with receipt) by the other party at his or her address specified in this Agreement. Notwithstanding anything to the contrary in this Agreement, either party may change the address to which communications to it shall be sent by giving notice thereof in accordance with this provision.

(d) No modification, amendment, supplement to, or waiver of this Agreement or any of its provisions or any Schedule hereto shall be binding upon the parties hereto unless made in writing and duly signed by the party against whom enforcement thereof is sought. Notwithstanding the foregoing, Schedule A may be amended, at any time and from time to time, to add mutual funds (as requested or approved by you) or remove mutual funds (with notice to you), which amended Schedule A shall be evidenced solely upon our or our affiliates’ books and records. This Agreement shall be binding with respect to shares of mutual funds added to Schedule A upon the first purchase by a customer of ours of any shares of such additional Funds.

(e) This Agreement constitutes the entire agreement between the parties with respect to the matters dealt with herein, and supersedes any previous or contemporaneous agreements and documents with respect to such matters. Each Schedule and Appendix referenced herein is incorporated by such reference into this Agreement and made a part hereof.

(f) Our failure or delay to enforce at any time any of the provisions of this Agreement, or to exercise any option which is herein provided, or to require at any time performance of any of the provisions hereof, shall in no way be construed to be a waiver of such provisions of this Agreement.

(g) The validity of this Agreement, the construction and enforcement of its terms, and interpretation of the rights and duties of the parties shall be governed by the laws of the State of New York without giving effect to provisions relating to conflict of laws.

(h) If a dispute arises between us and you with respect to this Agreement which the parties are unable to resolve themselves, it shall be settled by arbitration in accordance with the then existing NASD Code of Arbitration Procedure (the “NASD Code”). The parties agree that to the extent permitted by the NASD Code the arbitrator(s) shall be selected from the securities industry.

(i) In accordance with Regulation S-P, if non-public personal information regarding either party’s customers or consumers is disclosed to the other party in connection with this Agreement, the party receiving such information will not disclose or use that information other than as necessary to carry out the purposes of this Agreement.

(j) For only those customers of ours where we are the record owner of shares of the Funds, we hereby certify that we have established and maintain an anti-money laundering program that includes written policies, procedures and internal controls reasonably designed to identify our customers and have undertaken appropriate due diligence efforts to “know our customers” in accordance with all applicable anti-money laundering regulations in our jurisdiction including, where applicable, the USA PATRIOT Act of 2001 (“Patriot Act”). We further confirm that we will monitor such customers’ activities for suspicious activity in accordance with the requirements of the Patriot Act.

(k) This Agreement shall become effective as of the later of dates set forth below when executed by each of the parties hereto.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:
Erin F. Donnelly
Director, Mutual Funds
Global Investments and Wealth Management

Date:	3/8/2006

Agreed and accepted:

Firm Name: LEGG MASON INVESTOR SERVICES, LLC

By:

Joel Sauber Print Name

Managing Director Title

Address: 300 First Stamford Place

               Stamford, CT 06902

Date: 3/3/06

Second Addendum to Selected Dealer Agreement

This Addendum to Selected Dealer Agreement is entered into between Legg Mason Investor Services, LLC (“Distributor”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Dealer”) as of the [—] day of August, 2014.

Reference is made to the Selected Dealer Agreement between the Distributor and Dealer dated as of March 8, 2006, as amended from time to time (the “Dealer Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Dealer Agreement.

WHEREAS, in addition to the open-end investment companies covered by the Dealer Agreement, Distributor and Dealer desire that Dealer also participate as a selected dealer in the distribution of shares of Western Asset Middle Market Income Fund Inc. (the “Middle Market Fund”), a non-diversified, non-traded limited term closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and for which the Distributor serves as principal underwriter.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Distributor and Dealer hereby agree as follows:

1. The Middle Market Fund is hereby added to and shall be treated for all purposes as a “Fund” under the Dealer Agreement, subject to the terms and conditions specified herein and in the Dealer Agreement. Upon execution by the parties, this Addendum shall become a part of the Dealer Agreement, and the Dealer Agreement, as it may be further amended, is hereby incorporated by reference into this Addendum. To the extent that there is a conflict (a) between the Dealer Agreement and this Addendum, this Addendum shall control for all purposes; and (b) between the Dealer Agreement and the Initial Offering Period Agreement dated August 26, 2014 (the “Initial Offering Period Agreement”), by and among the Fund, the Distributor, Legg Mason Partners Fund Advisor, LLC, the Dealer and Morgan Stanley & Co. LLC, the Initial Offering Period shall control for all purposes.

2. It is expected that the Middle Market Fund will offer its shares of common stock, par value $.001 per share (the “Shares”), in an initial public offering (the “IPO”), at a price of $1,000 per Share, plus a front-end sales charge of 3.00% of the offering price, as specified in the final prospectus in the form first filed under paragraph (c) or (h) of Rule 497 and furnished to the Dealer for use in connection with the offering of the Shares of the Middle Market Fund, including the statement of additional information incorporated therein by reference (the “Prospectus”). It is expected that the IPO will close on or about August 29, 2014.

3. The sales charge applicable to any sale of Shares by Dealer shall be 3.00% of the offering price. The rate of any sales charge with respect to the Shares is subject to change by Distributor, and sales charges to selected dealers are subject to reductions under a variety of circumstances, as is the case with other shares as specified under the Dealer Agreement.

4. Special Provisions Relating to the IPO. The Middle Market Fund has filed with the Securities and Exchange Commission (“SEC”) a registration statement (the “Registration Statement”) on Form N-2. The date on which the Registration Statement for the Middle Market Fund is declared effective by the SEC is referred to herein as the “Effective Date.” Prior to the Effective Date of the Registration Statement, Dealer expressly acknowledges and agrees that with respect to the Middle Market Fund: (a) Shares may not be sold, nor may offers to buy be accepted, (i) prior to the Effective Date or (ii) in any jurisdiction in which such offer or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction; (b) the Middle Market Fund’s Sales Material (as defined in the Initial Offering Period Agreement) distributed for use in connection with the offering of Shares used prior to the Effective Date, does not constitute an offer to sell or the solicitation of an offer to buy Shares and is subject to completion and modification by the definitive Prospectus; (c) in the event that Dealer transmits indications of interest to Distributor prior to the Effective Date, Dealer will be responsible for confirming such indications of interest with its customers in writing following the Effective Date, and indications of interest with respect to Shares transmitted to Distributor prior to the Effective Date are subject to acceptance or rejection by Distributor in its sole discretion and are conditioned upon the occurrence of (i) the Effective Date and/or (ii) the registration or qualification of the Shares in the applicable jurisdiction;

(d) Indications of interest with respect to Shares not cancelled by Dealer prior to or on the later of (i) the Effective Date and/or (ii) the registration or qualification of the Shares in the applicable jurisdiction, and accepted by Distributor, will be deemed by Distributor to be orders for Shares; and (e) Dealer agrees that with respect to orders for Shares in the IPO, it will transmit such orders received during the offering period to Distributor within the time period as specified in the Fund’s Statutory Prospectus (as defined in the Initial Offering Period Agreement) (or in the time period as extended by Distributor in writing). Dealer agrees to effect all purchase orders in the manner and upon the terms described in the Fund’s Prospectus.

5. The parties agree and Dealer acknowledges that Dealer shall be responsible for communicating all necessary information to its customers regarding whether Shares are a suitable investment for such customer. Dealer agrees to recommend Shares to a customer only if Dealer has reasonable grounds for believing that the recommendation is suitable for such customer upon the basis of the facts, if any, disclosed by such customer as to his other security holdings and as to his financial situation and needs and otherwise in accordance with FINRA Rule 2111. Dealer understands that these responsibilities apply to any prospective investment in Shares by its customers.

6. Except as otherwise provided herein, all terms, conditions, obligations, representations, warranties and covenants applicable to or made by Distributor or Dealer under the Dealer Agreement with respect to a Fund or its shares, or the party’s activities with respect thereto, shall apply with equal force to the Middle Market Fund and the Shares, except to the extent such terms, conditions, obligations, representations, warranties and covenants conflict with the Initial Offering Period Agreement.

7. THIS ADDENDUM AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF, THE STATE OF NEW YORK WITHOUT REGARD TO ITS CHOICE OF LAW PROVISIONS. TIME SHALL BE OF THE ESSENCE OF THIS AGREEMENT. EXCEPT AS OTHERWISE SET FORTH HEREIN, SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME.

This Addendum, together with the Dealer Agreement, shall be binding upon both parties hereto when executed by both parties and supersedes any prior agreement or understanding between Distributor and Dealer with respect to the sale of Shares of the Middle Market Fund. This Addendum may be executed in multiple counterparts, each of which together shall constitute one and the same instrument.

Very truly yours,

LEGG MASON INVESTOR SERVICES, LLC

By:
Name:
Title:

CONFIRMED AND ACCEPTED,

as of the date first above written:

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:
Authorized Signatory